EXHIBIT 99.1

ZION OIL & GAS APPOINTS MARTIN VAN BRAUMAN AS CHIEF FINANCIAL OFFICER AND SANDRA GREEN AS CHIEF ACCOUNTING OFFICER

Dallas, Texas - July 3, 2007 - Zion Oil & Gas, Inc. (Amex: ZN), of Dallas, Texas and Caesarea, Israel, announced today that Martin Van Brauman has been appointed as Chief Financial Officer and Senior Vice President of Zion Oil & Gas, Inc. Mr. Van Brauman holds a B.E. degree from Vanderbilt University, a Doctor of Jurisprudence degree from St. Mary's University and an M.B.A. (Beta Gamma Sigma) and LL.M. (Tax Law), from Southern Methodist University and has over 21 years of experience in corporate tax and accounting analysis. Mr. Van Brauman, Board Certified in Tax Law by the Texas Board of Legal Specialization, is currently a member in the law firm of Gibson, Wiley, Cho & Van Brauman, PLLC. He spent 12 years as a Senior Attorney (International Specialist and Petroleum Industry Specialist) with the Office of Chief Counsel, IRS, providing legal support for complex issues concerning major U.S. oil companies and the preparation of requests for Technical Advice Memoranda for the Petroleum Industry Group, following which he spent three years as a tax consultant with the global accounting firms of Deloitte & Touche and Grant Thornton.

Zion also announced that Sandra Green has been appointed as Chief Accounting Officer and Vice President of Zion Oil & Gas, Inc. Ms. Green has been the Director of Planning of Zion since March 2005, Assistant Secretary since December 2005 and acted as Assistant Treasurer from November 2006 until June 2007. Ms. Green facilitated and coordinated all of Zion's rolling closings in 2007, during Zion's Initial Public Offering. She holds a Bachelors Degree in Business Administration from the University of Texas at Tyler and has over 16 years experience in corporate accounting. Ms. Green is a Certified Public Accountant in the State of Texas.

Mr. Richard J. Rinberg, Chief Executive Officer, said that the appointments of Mr. Van Brauman as Chief Financial Officer and Ms. Green as Chief Accounting Officer strategically strengthen Zion's management team and that he is looking forward to their future contribution to the company.

Zion Oil & Gas, a Delaware corporation, explores for oil and gas in Israel and plans a multi-well exploration program.

In the event of a commercial discovery, following recovery of certain exploratory costs, Zion intends to donate 6% of its gross revenues from its Israeli petroleum rights to two charitable foundations to be established by Zion, one in Israel and one in the U.S.

FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding Zion's future operations and actions, are forward-looking statements as defined in the "Safe Harbor'' provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion's home page may be found at: www.zionoil.com

Contact:

Sandra Green
Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
214-221-4610
Email: sandra@zionoil.com